EXHIBIT 99

Press Release

October 29, 2009

FOR IMMEDIATE RELEASE
For more information contact:
Doug Gulling, Executive Vice President and Chief Financial Officer (515) 222-2309

WEST BANCORPORATION, INC. ANNOUNCES RESULTS FOR 3rd QUARTER AND FIRST NINE MONTHS OF 2009

West Des Moines, IA – West Bancorporation, Inc. (NASDAQ: WTBA) (the “Company”), parent company of West Bank and WB Capital Management Inc. (“WB Capital”), reports net income available to common shareholders from continuing operations of $2.4 million or $0.14 per share compared to a net loss available to common shareholders from continuing operations of ($182,000) or ($0.01) per share for the same quarter last year.  The results of WB Capital, a net loss of ($1.1 Million) or ($0.06) per share compared to a net loss of ($178,000) or ($0.01) per share for the same quarter last year, are considered to be from discontinued operations since the Company entered into an agreement on October 1, 2009, to sell this subsidiary.

Total net income available to common shareholders was $1.3 million for the third quarter of 2009 compared to a net loss in the same quarter last year of ($360,000).  On a per common share basis, third quarter 2009 net income was $0.08 compared to a net loss of ($0.02) for the third quarter of 2008.  “We are very pleased to announce the return to a quarterly profit given the current adverse economic conditions affecting our customers,” said Chairman Jack Wahlig.

The results for the third quarter included a provision for loan losses of $3 million and a further goodwill impairment charge for the Company’s investment in WB Capital of $1.5 million.  The goodwill impairment charge was made to reduce the book value of WB Capital to the approximate amount the Company will recognize when the transaction closes, which is targeted to be on or before December 31, 2009.  During the third quarter, the Company also recognized additional impairment losses on investment securities of $827,000 which were partially offset by gains from the sale of investment securities of $507,000.  “We are continuing to reduce our exposure to trust preferred securities and decrease the risk in our investment portfolio,” said Doug Gulling, Executive Vice President and Chief Financial Officer.

“During the third quarter, total nonperforming assets declined by $12.6 million to $51.8 million.  In addition, we are experiencing expected changes in the categories of nonperforming assets.  Nonaccrual loans decreased by $15.1 million, restructured loans increased by $4 million, and other real estate owned grew by $12 million.  These developments show our progress in working through problem loans,” commented David Milligan, Chief Executive Officer.  “There were a number of positive occurrences in our third quarter financial results which are encouraging.  However, we are keenly aware that one quarter is not a trend.  We remain focused on improving all areas of our operations, particularly credit quality.”

Total loans outstanding declined $53 million since June 30, 2009.  “The recession has caused the demand for financing to decline.  We are seeing fewer new quality loan requests.  That, coupled with some significant scheduled loan payoffs, resulted in the reduction in loans outstanding,” stated Brad Winterbottom, West Bank’s President.

The allowance for loan losses as a percentage of loans outstanding as of September 30, 2009, was 1.85 percent.  This is down from 2.12 percent at June 30, 2009.  This ratio declined because $7.1 million of loans were charged off during the third quarter of 2009.  Management believes the allowance is adequate to absorb the losses inherent in the loan portfolio, although the adverse economic environment will continue to be a significant determinant of future loan losses.  “The overall economy may be bottoming out, but in our opinion we are not seeing an upward turn in the local economy at this point in time,” said Milligan.

West Bank’s core deposits increased by $31 million during the third quarter.  Total deposits decreased by $16 million due to a decline in non-core wholesale deposits.  That reduction was a planned development.  Non-core deposits are purchased from entities with no other direct relationship with West Bank.

For the first nine months of 2009, the net loss for common shareholders was ($19.1) million compared to net income of $5.5 million for the first nine months of 2008.  The common stock loss per share for the first nine months of 2009 was ($1.10) compared to earnings per common share of $0.32 for the first nine months of 2008.

At its quarterly meeting on October 21, 2009, the Board of Directors of the Company voted to forgo a quarterly dividend on its common stock.

The Company and West Bank continue to be well-capitalized under all regulatory measures.  The following are the regulatory capital ratios as of September 30, 2009:

	Requirements to Be
	Well-Capitalized		Actual
	Amount	Ratio	Amount	Ratio

As of September 30, 2009:
Total Capital (to Risk-Weighted Assets)
Consolidated	n/a	n/a	$168,793	14.0%
West Bank	$119,973	10.0%	164,435	13.7%

Tier I Capital (to Risk-Weighted Assets)
Consolidated	n/a	n/a	153,664	12.7%
West Bank	71,984	6.0%	139,381	11.6%

Tier I Capital (to Average Assets)
Consolidated	n/a	n/a	153,664	10.0%
West Bank	76,665	5.0%	139,381	9.1%

The Company filed its third quarter Form 10-Q with the Securities and Exchange Commission today.  Please refer to it for a more in-depth analysis of our results.  It is available on the Investor Relations section of the Company’s website at www.westbankiowa.com.

The Company will discuss its results for the third quarter and first nine months of 2009 during a conference call scheduled for 2:00 p.m. central time today, Thursday, October 29, 2009.  The telephone number for the conference call is 800-860-2442.  A recording of the call will be available until November 13, 2009, at 877-344-7529, pass code: 426999.

West Bancorporation, Inc. is headquartered in West Des Moines, Iowa.  Serving Iowans since 1893, West Bank, a wholly-owned subsidiary of West Bancorporation, Inc., is a community bank that focuses on lending, deposit services, and trust services for consumers and small- to medium-sized businesses.  West Bank has two full-service offices in Iowa City, one full-service office in Coralville, and eight full-service offices in the greater Des Moines area.  WB Capital Management Inc., also a wholly-owned subsidiary of West Bancorporation, Inc., has an office in West Des Moines, Iowa.  It provides portfolio management services to retirement plans, corporations, public funds, mutual funds, foundations, endowments, and high net worth individuals.

The information contained in this report may contain forward-looking statements about the Company’s growth and acquisition strategies, new products and services, and future financial performance, including earnings and dividends per share, return on average assets, return on average equity, efficiency ratio and capital ratios.  Certain statements in this report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements preceded by, followed by or that include the words “believes,” “expects,” “intends,” “should,” or “anticipates,” or similar references or references to estimates or predictions.  Such forward-looking statements are based upon certain underlying assumptions, risks and uncertainties.  Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements.  Risks and uncertainties that may affect future results include: interest rate risk; competitive pressures; pricing pressures on loans and deposits; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; actions of bank and non-bank competitors; changes in local and national economic conditions; changes in regulatory requirements, including actions of the Securities and Exchange Commission and/or the Federal Reserve Board; changes in the Treasury’s Capital Purchase Program; and customers’ acceptance of the Company’s products and services.  The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

WEST BANCORPORATION, INC. AND SUBSIDIARIES
Financial Information (unaudited)
(in thousands, except per share data)
			September 30,	September 30,
CONSOLIDATED STATEMENTS OF CONDITION			2009	2008
Assets
Cash and due from banks			$28,631	$25,204
Short-term investments			123,685	87,188
Securities			222,526	191,681
Loans held for sale			1,152	77
Loans			1,062,333	1,093,402
Allowance for loan losses			(19,658)	(16,484)
Loans, net			1,042,675	1,076,918
Goodwill and other intangible assets			309	13,915
Bank-owned life insurance			25,186	25,037
Other real estate owned			18,089	4,042
Other assets			37,358	40,179
Total assets			$1,499,611	$1,464,241

Liabilities and Stockholders' Equity
Deposits:
Noninterest-bearing			$201,813	$187,727
Interest-bearing
Demand			164,092	120,642
Savings			380,497	222,488
Time of $100,000 or more			206,167	219,148
Other Time			208,579	368,889
Total deposits			1,161,148	1,118,894
Short-term borrowings			50,304	70,871
Long-term borrowings			145,619	147,869
Other liabilities			10,162	11,746
Stockholders' equity			132,378	114,861
Total liabilities and stockholders' equity			$1,499,611	$1,464,241

	PER COMMON SHARE		MARKET INFORMATION (1)
	Net Income (Loss)	Dividends	High	Low
2009
1st quarter	$0.14	$0.08	$12.40	$4.36
2nd quarter	(1.32)	0.01	9.50	5.00
3rd quarter	0.08	-	6.38	4.61

2008
1st quarter	$0.08	$0.16	$14.43	$11.71
2nd quarter	0.26	0.16	13.48	8.63
3rd quarter	(0.02)	0.16	16.21	7.30
4th quarter	0.12	0.16	13.50	8.67

(1) The prices shown are the high and low sale prices for the Company's common stock, which trades on the NASDAQ
Global Select Market, under the symbol WTBA. The market quotations, reported by NASDAQ, do not include retail markup, markdown or commissions.

WEST BANCORPORATION, INC. AND SUBSIDIARIES
Financial Information (continued) (unaudited)
(in thousands, except per share data)
	Three months ended		Nine months ended
	September 30,		September 30,
CONSOLIDATED STATEMENTS OF OPERATIONS	2009	2008	2009	2008
Interest income
Loans	$14,914	$15,987	$45,038	$47,677
Securities	2,229	2,163	6,027	6,431
Other	73	36	384	271
Total interest income	17,216	18,186	51,449	54,379

Interest expense
Deposits	4,672	5,404	15,242	15,914
Short-term borrowings	65	591	240	2,603
Long-term borrowings	1,706	1,804	5,062	5,364
Total interest expense	6,443	7,799	20,544	23,881

Net interest income	10,773	10,387	30,905	30,498
Provision for loan losses	3,000	7,000	21,500	13,600
Net interest income after provision for loan losses	7,773	3,387	9,405	16,898

Noninterest income
Service charges on deposit accounts	1,078	1,287	3,120	3,583
Trust services	222	207	581	605
Gains and fees on sales of residential mortgages	324	136	859	356
Increase in cash value of bank-owned life insurance	199	248	562	697
Proceeds from bank-owned life insurance	-	-	840	-
Other income	528	468	1,559	1,412
Total noninterest income	2,351	2,346	7,521	6,653

Investment securities gains (losses), net
Total other-than-temporary impairment losses	(986)	(1,725)	(3,414)	(1,725)
Portion of loss recognized in other comprehensive income (loss) before taxes	159	-	897	-
Net impairment losses recognized in earnings	(827)	(1,725)	(2,517)	(1,725)
Realized securities gains (losses), net	507	66	1,960	71
Investment securities gains (losses), net	(320)	(1,659)	(557)	(1,654)

Noninterest expense
Salaries and employee benefits	2,294	2,482	7,494	7,541
Occupancy	794	748	2,637	2,242
Data processing	455	426	1,312	1,357
FDIC insurance expense	531	209	2,267	394
Goodwill impairment	-	-	13,376	-
Other expense	1,834	1,406	5,120	4,135
Total noninterest expense	5,908	5,271	32,206	15,669

Income (loss) before income taxes	3,896	(1,197)	(15,837)	6,228
Income taxes (benefits)	906	(1,015)	(8,021)	796
Income (loss) from continuing operations	2,990	(182)	(7,816)	5,432

Income (loss) from discontinued operations before income taxes	(1,048)	(301)	(10,394)	172
Income taxes (benefits)	37	(123)	(777)	76
Income (loss) from discontinued operations	(1,085)	(178)	(9,617)	96
Preferred stock dividends and accretion of discount	(571)	-	(1,708)	-
Net income (loss) available to common stockholders	$1,334	$(360)	$(19,141)	$5,528

	Three months ended		Nine months ended
	September 30,		September 30,
SUPPLEMENTAL INFORMATION	2009	2008	2009	2008
Income (loss) from continuing operations	$2,990	$(182)	$(7,816)	$5,432
Preferred stock dividends and accretion of discount	(571)	-	(1,708)	-
Net income (loss) from continuing operations available to common stockholders	$2,419	$(182)	$(9,524)	$5,432

PERFORMANCE HIGHLIGHTS
Return on average equity	5.74%	-1.22%	-16.01%	6.18%
Return on average assets	0.49%	-0.10%	-1.44%	0.55%
Net interest margin	3.11%	3.37%	2.86%	3.44%
Efficiency ratio	42.84%	39.71%	46.63%	40.55%